Exhibit 99.2

Isle of Capri Casinos, Inc. properties in Lake Charles, La. and Biloxi, Miss. to close due to Hurricane Gustav

ST. LOUIS, Mo., August 30/PRNewswire-FirstCall/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that it expects to close its properties in Lake Charles, La. and Biloxi, Miss. temporarily due to Hurricane Gustav on Sunday, Aug. 31.

An evacuation order is in place for the Louisiana coastal region and the Mississippi Gaming Commission has notified the Company that it will issue an order for all casinos in the region to close on Sunday.

The Company encourages all guests and employees to seek shelter in a safe area.

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.,

                    Dale Black, Chief Financial Officer-314.813.9327

                    Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.